EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Frederick N. Cooper (215) 938-8312
May 23, 2017	fcooper@tollbrothers.com

TOLL BROTHERS REPORTS FY 2017 2ND QTR RESULTS

HORSHAM, PA, May 23, 2017 -- Toll Brothers, Inc. (NYSE:TOL) (www.tollbrothers.com), the nation’s leading builder of luxury homes, today announced results for its second quarter and six months ended April 30, 2017.
FY 2017 Second Quarter Financial Highlights:

▪	FY 2017’s second-quarter net income was $124.6 million, or $0.73 per share diluted, compared to net income of $89.1 million, or $0.51 per share diluted, in FY 2016’s second quarter.

▪
Pre-tax income was $199.2 million, compared to pre-tax income of $140.4 million in FY 2016’s second quarter. Second quarter FY 2017 included inventory write-downs of $4.3 million, compared to $6.4 million in FY 2016’s second quarter.

▪
Revenues of $1.36 billion and home building deliveries of 1,638 units increased 22% in dollars and 26% in units, compared to FY 2016’s second quarter. The average price of homes delivered was $832,400, compared to $855,500 one year ago. The drop in the average price of homes delivered, as well as in contracts and backlog, was due to mix changes.

▪
Net signed contracts of $2.02 billion and 2,511 units rose 23% in dollars and 26% in units, compared to FY 2016’s second quarter. The average price of net signed contracts was $804,200, compared to $825,500 one year ago.

▪	On a per-community basis, FY 2017’s second-quarter net signed contracts was 7.82 units per community, compared to second-quarter totals of 6.80 in FY 2016, 7.43 in FY 2015, and 7.14 in FY 2014.

▪	For the first three weeks of FY 2017’s third quarter, beginning May 1, 2017, non-binding reservations deposits were up 12% in units, compared to the same period in FY 2016.

▪
Backlog of $5.00 billion and 6,018 units rose 19% in dollars and 22% in units, compared to FY 2016’s second-quarter-end backlog. The average price of homes in backlog was $831,000, compared to $848,600 one year ago.

▪
Gross margin, as a percentage of revenues, was 21.0% in FY 2017 second quarter, compared to 22.0% in FY 2016’s second quarter. Adjusted Gross Margin, which excludes interest and inventory write-downs (“Adjusted Gross Margins”), was 24.3%, compared to 25.7% in FY 2016’s second quarter.

▪	Other income and Income from unconsolidated entities totaled $61.0 million, compared to $23.8 million one year ago.

▪	The Company ended its second quarter with 316 selling communities, compared to 321 at FY 2017’s first-quarter end, and 299 at FY 2016’s second-quarter end.

▪
Based on FY 2017’s second-quarter-end backlog and the pace of activity at its communities, the Company now estimates it will deliver between 6,950 and 7,450 homes in FY 2017, compared to previous guidance of 6,700 to 7,500 units, at an average delivered price for FY 2017’s full year of between $775,000 and $825,000 per home. This translates to projected revenues of between $5.4 billion and $6.1 billion in FY 2017, compared to $5.17 billion in FY 2016.

▪
The Company reaffirms its previous guidance for full FY Adjusted Gross Margin of between 24.8% to 25.3%, SG&A as a percentage of revenues of 10.6%, Other income and Income from unconsolidated entities of $160 million to $200 million and effective tax rate of 37.5%.

▪	The Company expects FY 2017 third-quarter deliveries of between 1,675 and 1,975 units with an average price of between $790,000 and $815,000.

▪	The Company expects its third-quarter FY 2017 Adjusted Gross Margin to improve 10 basis points from FY 2017’s second-quarter results.

▪	FY 2017 third-quarter SG&A is expected to be approximately 10.4% of third quarter revenues.

▪	The Company’s third-quarter FY 2017 Other income and Income from unconsolidated entities is projected to be between $15 million and $30 million.

▪	The FY 2017 third-quarter effective tax rate is projected to be approximately 39.0%.

Douglas C. Yearley, Jr., Toll Brothers’ chief executive officer, stated: “Solid and improving demand and the financial strength of our affluent buyer base are driving our growth. Second-quarter net income grew 40%, revenues increased 22% in dollars and deliveries increased 26% in units, and contracts rose 23% in dollars and 26% in units, compared to the second quarter of FY 2016. This was our eleventh consecutive quarter of year-over-year growth in contract dollars and units, highlighted by double digit increases in each of the past four quarters.
“This was the best spring selling season we have had in over ten years. The number of contracts in FY 2017’s second quarter was the highest since FY 2005’s third quarter and the number of contracts per community was the highest since FY 2006’s second quarter.
“We believe we are benefiting from the appeal and national recognition of the Toll Brothers brand and a lack of large scale competition in the affordable end of the luxury new home market. The breadth of products we offer, our beautiful home designs and our ability to appeal to a wide range of demographic groups, including affluent move-up, empty-nester and millennial buyers, are also fueling our advantage.
“Increasingly, home buyers choose to buy new over used homes, particularly in the luxury market where consumers want, and can afford, to customize their homes. We think our customization program differentiates us within our segment of the luxury market.  Every Toll Brothers buyer can create their dream home to fit their current and future lifestyle. Our buyers spend an additional $120,000, on average, in structural and designer options to further customize their already well-appointed homes.
“The supply of new and existing homes continues to trail the growth in population and households. We are producing strong results even with industry-wide home production levels still well below historic norms. Our affluent discerning buyer base, combined with our strong balance sheet, and well located communities, is enabling us to outpace the industry in many metrics. Based on our land supply and other competitive advantages, we believe we are well positioned for the coming years.”
Martin P. Connor, Toll Brothers’ chief financial officer, stated: “We are very pleased with our results this quarter. Earnings per share rose 43% and we hit the high end of our projections in nearly all key metrics.  Revenues, deliveries and average delivered price were near the top of our range of guidance.  SG&A, as a percentage of revenues, was better than we had previously projected. Gross Margin, as a percentage of revenues, improved nearly 60 basis points over the previous quarter. Adjusted Gross Margin also came in at the upper boundary of our guidance, improving 34 basis points over the previous quarter.  Income from unconsolidated entities and Other income combined were also well above the midpoint of our guidance.
“Based on our strong results through FY 2017’s first six months, we are revising upward our target of FY 2017 return-on-beginning-equity to 12.5% from 12% previously.
“In the second quarter, we issued $300 million of 10-year bonds at a rate of 4.875%. With $691.3 million in cash and $1.18 billion available under our credit facility at second quarter end, we are opportunistically positioned to retire our $400 million of debt maturing in October 2017, as well as, potentially, our $288 million convertible bonds in late calendar 2017. We paid our first quarterly dividend on April 28, 2017 of $.08 per share. We ended FY 2017’s second quarter with a debt-to-capital ratio(1) of 45.4%, and our net debt-to-capital ratio(1) dropped to 39.8%.
“Subject to our normal caveats regarding forward-looking statements, we offer the following guidance:  Based on our strong first half results and our second-quarter-end $5 billion backlog, up 19% in dollars and 22% in units, compared to one year ago, we are increasing the mid-point of our delivery guidance range by 100 units for full FY 2017. We now project revenues and deliveries to be between $5.4 billion and $6.1 billion, and between 6,950 and 7,450 units, at an average price per unit of between $775,000 and $825,000. Adjusted Gross Margin is expected to be between 24.8% and 25.3% while SG&A, as a percentage of revenues, is projected to be about 10.6%. Other income and Income from unconsolidated entities is projected to be between $160 million and $200 million. We project the effective tax rate for FY 2017 to be approximately 37.5%.
“For FY 2017’s third quarter, we project deliveries of between 1,675 and 1,975 units at an average delivered sales price of between $790,000 and $815,000. Adjusted Gross Margin is expected to improve 10 basis points from FY 2017’s second-quarter results, while SG&A, as a percentage of revenues, is projected to be about 10.4% of revenues. Other income and Income from unconsolidated entities is projected to be between $15 million and $30 million. We project the effective tax rate for our third quarter to be approximately 39.0%.”

Robert I. Toll, executive chairman, stated: “We believe our strong results are being supported by the release of pent-up demand. Single family housing starts, while rising to 835,000 in April, are still just half the previous peak of 1.72 million in 2005.
“Many factors are bringing buyers off the fence right now, including low interest rates, urgency created by the limited supply of resale and new homes, and improving personal balance sheets and credit profiles. Our luxury buyers are further benefiting from a solid employment picture, strong consumer confidence, a robust stock market and increasing equity in their existing homes. Additionally, as the Wall Street Journal recently reported, the number of new-owner households was double the number of new-renter households in the first calendar quarter of this year. According to Trulia, this was the first time in a decade that new buyers have exceeded new renters. Clearly, the new home market is alive and well.”
The financial highlights for the second quarter and six months ended April 30, 2017 (unaudited):

▪	FY 2017’s second-quarter net income was $124.6 million, or $0.73 per share diluted, compared to FY 2016’s second-quarter net income of $89.1 million, or $0.51 per share diluted.

▪
FY 2017’s second-quarter pre-tax income was $199.2 million, compared to FY 2016’s second-quarter pre-tax income of $140.4 million. FY 2017’s second-quarter results included pre-tax inventory write-downs totaling $4.3 million ($2.94 million of which was attributable to operating communities, and $1.32 million of which was attributable to future communities). FY 2016’s second-quarter results included pre-tax inventory write-downs of $6.4 million ($6.1 million of which was attributable to one operating community, and $0.3 million of which was attributable to future communities).

▪	FY 2017’s six-month net income was $195.1 million, or $1.15 per share diluted, compared to FY 2016’s six-month net income of $162.2 million, or $0.91 per share diluted.

▪	FY 2017’s six-month pre-tax income was $309.0 million, compared to FY 2016’s six-month pre-tax income of $257.2 million.

▪
FY 2017’s six-month pre-tax income results included pre-tax inventory write-downs totaling $8.9 million ($8.1 million attributable to operating communities and $0.8 million attributable to future communities). FY 2016’s six-month results included pre-tax inventory write-downs of $7.6 million ($6.7 million attributable to operating communities and $0.9 million attributable to future communities).

▪
FY 2017’s second-quarter total revenues of $1.36 billion and 1,638 units increased 22% in dollars and 26% in units, compared to FY 2016’s second-quarter total revenues of $1.12 billion and 1,304 units. The average price of homes delivered was $832,400, compared to $855,500 in FY 2016’s second quarter. The drop in the average price of homes delivered was due to mix changes.

▪	FY 2017’s six-month total revenues of $2.28 billion and 2,828 units rose 12% in dollars and 19% in units, compared to FY 2016’s same period totals of $2.04 billion and 2,367 units.

▪
The Company’s FY 2017 second-quarter net signed contracts of $2.02 billion and 2,511 units rose by 23% in dollars and 26% in units, compared to FY 2016’s second-quarter net contracts of $1.65 billion and 1,993 units. The average price of net signed contracts was $804,200, compared to $825,500 in FY 2016’s second quarter. The drop in the average price of net signed contracts was due to mix changes.

▪	On a per-community basis, FY 2017’s second-quarter net signed contracts were 7.82 units, compared to second-quarter totals of 6.80 units in FY 2016, 7.43 in FY 2015, and 7.14 in FY 2014.

▪
The Company’s FY 2017 six-month net signed contracts of $3.26 billion and 4,033 units increased 19% in dollars and 24% in units, compared to net contracts of $2.73 billion and 3,243 units in FY 2016’s six-month period.

▪
In FY 2017, second-quarter-end backlog of $5.00 billion and 6,018 units increased 19% in dollars and 22% in units, compared to FY 2016’s second-quarter-end backlog of $4.19 billion and 4,940 units. At second-quarter end, the average price of homes in backlog was $831,000, compared to $848,600 at FY 2016’s second-quarter end. The drop in the average price of homes in backlog was due to mix changes.

▪
FY 2017’s second-quarter gross margin, as a percentage of revenues, was 21.0%, compared to 22.0% in FY 2016’s second quarter. FY 2017’s second-quarter Adjusted Gross Margin was 24.3% compared to 25.7% in FY 2016’s second quarter.

▪	Interest included in cost of sales was 3.0% of revenues in FY 2017’s second quarter, compared to 3.2% of revenues in FY 2016’s second quarter.

▪	SG&A as a percentage of revenue was 10.8% in FY 2017’s second quarter, compared to 11.5% in FY 2016’s second quarter.

▪	Income from operations of $138.2 million represented 10.1% of revenues in FY 2017’s second quarter, compared to $116.6 million and 10.5% of revenues in FY 2016’s second quarter.

▪	Income from operations of $188.8 million represented 8.3% of revenues in FY 2017’s six-month period, compared to $211.1 million and 10.3% of revenues in FY 2016’s six-month period.

▪
Other income and Income from unconsolidated entities in FY 2017’s second quarter totaled $61.0 million, compared to $23.8 million in FY 2016’s same quarter. Contributing to Income from unconsolidated entities was a $20.5 million gain on the disposition of 50% of the Company’s 50% interest in a Toll Brothers Apartment Living project - the Morgan at Provost Square, a 417-unit, 38-story luxury rental project in Jersey City, New Jersey which the Company continues to manage.

▪
Other income and Income from unconsolidated entities in FY 2017’s six-month period totaled $120.2 million, compared to $46.1 million in FY 2016’s same period. Contributing to Income from unconsolidated entities was $26.7 million of gains on the disposition of 50% of the Company’s 50% interest in two Toll Brothers Apartment Living projects - the Morgan at Provost Square (mentioned above) and Parc at Plymouth Meeting, a  398-unit, garden style luxury rental project in Plymouth Meeting, Pennsylvania.

▪
FY 2017’s second-quarter cancellation rate (current-quarter cancellations divided by current-quarter signed contracts) was 3.5%, compared to 5.0% in FY 2016’s second quarter. As a percentage of beginning-quarter backlog, FY 2017’s second-quarter cancellation rate was 1.7%, compared to 2.5% in FY 2016’s second quarter.

▪
The Company ended its FY 2017 second quarter with $691.3 million in cash, compared to $373.5 million at 2017’s first-quarter end and $423.2 million at FY 2016's second-quarter end. At FY 2017’s second-quarter end, it had $1.18 billion available under its $1.295 billion 20-bank credit facility, which is scheduled to mature in May 2021.

▪	On March 7, 2017, the Company issued $300 million of 4.875% 10-year senior notes.

▪	On April 28, 2017, the Company paid its first quarterly dividend of $0.08 per share to shareholders of record on the close of business on April 14, 2017.

▪	The Company’s Stockholders’ Equity at FY 2017’s second-quarter end was $4.45 billion, compared to $4.16 billion at FY 2016’s second-quarter end.

▪
The Company ended FY 2017’s second quarter with a debt-to-capital ratio(1) of 45.4%, compared to 45.7% at FY 2017’s first-quarter end and 45.7% at FY 2016’s second-quarter end. The Company ended FY 2017’s second quarter with a net debt-to-capital ratio(1) of 39.8%, compared to 42.6% at FY 2017’s first-quarter end and 41.7% at FY 2016’s second-quarter end.

▪
The Company ended FY 2017’s second quarter with approximately 46,600 lots owned and optioned, compared to 47,800 one quarter earlier and 45,400 one year earlier. At 2017’s second-quarter end, approximately 32,600 of these lots were owned, of which approximately 18,000 lots, including those in backlog, were substantially improved.

▪	In the second quarter of FY 2017, the Company purchased 623 lots for $107.0 million.

▪	The Company ended FY 2017’s second quarter with 316 selling communities, compared to 321 at FY 2017’s first-quarter end and 299 at FY 2016’s second-quarter end.

▪
Based on FY 2017’s second-quarter-end backlog and the pace of activity at its communities, the Company now estimates it will deliver between 6,950 and 7,450 homes in FY 2017, compared to previous guidance of 6,700 to 7,500 units. It believes the average delivered price for FY 2017’s full year will be between $775,000 and $825,000 per home. This translates to projected revenues of between $5.4 billion and $6.1 billion in FY 2017, compared to $5.17 billion in FY 2016.

▪
The Company reaffirms its previous guidance for full FY Adjusted Gross Margin of between 24.8% and 25.3%, SG&A as a percentage of revenues of 10.6%, Other income and Income from unconsolidated entities of $160 million to $200 million and effective tax rate of 37.5%.

▪	The Company expects FY 2017 third-quarter deliveries of between 1,675 and 1,975 units with an average price of between $790,000 and $815,000.

▪	The Company expects its third-quarter FY 2017 Adjusted Gross Margin to improve 10 basis points from FY 2017’s second-quarter results.

▪	FY 2017 third-quarter SG&A is expected to be approximately 10.4% of third quarter revenues.

▪	The Company’s third-quarter FY 2017 Other income and Income from unconsolidated entities is expected to be between $15 million and $30 million.

▪	The FY 2017 third-quarter effective tax rate is expected to be approximately 39.0%.

(1)	See “Reconciliation of Non-GAAP Measures” below for more information on the calculation of the Company’s net debt-to-capital ratio.
Toll Brothers will be broadcasting live via the Investor Relations section of its website, www.tollbrothers.com, a conference call hosted by CEO Douglas C. Yearley, Jr. at 11:00 a.m. (EDT) today, May 23, 2017, to discuss these results and its outlook for FY 2017. To access the call, enter the Toll Brothers website, click on the Investor Relations page, and select "Conference Calls”. Participants are encouraged to log on at least fifteen minutes prior to the start of the presentation to register and download any necessary software.
The call can be heard live with an online replay which will follow. MP3 format replays will be available after the conference call via the "Conference Calls" section of the Investor Relations portion of the Toll Brothers website.
Toll Brothers, Inc., A FORTUNE 600 Company, is the nation's leading builder of luxury homes. The Company began business in 1967 and became a public company in 1986. Its common stock is listed on the New York Stock Exchange under the symbol “TOL.” The Company serves move-up, empty-nester, active-adult, and second-home buyers and operates in 20 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Idaho, Illinois, Maryland, Massachusetts, Michigan, Minnesota, Nevada, New Jersey, New York, North Carolina, Pennsylvania, Texas, Virginia, and Washington, as well as in the District of Columbia.
Toll Brothers builds an array of luxury residential single-family detached, attached home, master planned resort-style golf, and urban low-, mid-, and high-rise communities, principally on land it develops and improves. The Company operates its own architectural, engineering, mortgage, title, land development and land sale, golf course development and management, home security, and landscape subsidiaries. The Company also operates its own lumber distribution, house component assembly, and manufacturing operations. Through its Gibraltar Capital and Asset Management joint venture, the Company provides builders and developers with land banking and joint venture capital. The Company acquires and develops commercial and apartment properties through Toll Brothers Apartment Living, Toll Brothers Campus Living, and the affiliated Toll Brothers Realty Trust, and develops urban low-,  mid-, and high-rise for-sale condominiums through Toll Brothers City Living.
In 2017, Toll Brothers was named World’s Most Admired Home Building Company in FORTUNE magazine’s survey of the World’s Most Admired Companies, the third year in a row it has been so honored. Toll Brothers was named 2014 Builder of the Year by BUILDER magazine, and is honored to have been awarded Builder of the Year in 2012 by Professional Builder magazine, making it the first two-time recipient. Toll Brothers proudly supports the communities in which it builds; among other philanthropic pursuits, the Company sponsors the Toll Brothers Metropolitan Opera International Radio Network, bringing opera to neighborhoods throughout the world. For more information, visit www.tollbrothers.com
Toll Brothers discloses information about its business and financial performance and other matters, and provides links to its securities filings, notices of investor events, and earnings and other news releases, on the Investor Relations section of its website (tollbrothers.com/investor-relations).

Forward Looking Statement
Information presented herein for the second quarter ended April 30, 2017 is subject to finalization of the Company's regulatory filings, related financial and accounting reporting procedures and external auditor procedures.
Certain information included in this release is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, information related to: anticipated operating results; anticipated financial performance, resources and condition; selling communities; home deliveries; average home prices; consumer demand and confidence; contract pricing; business and investment opportunities; market and industry trends; and the anticipated benefits to be realized from the acquisition of Coleman Homes.
Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company reports, SEC filings, statements and presentations. These risks and uncertainties include, among others: local, regional, national and international economic conditions; fluctuating consumer demand and confidence; interest and unemployment rates; changes in sales conditions, including home prices, in the markets where we build homes; conditions in our newly entered markets and newly acquired operations; the competitive environment in which we operate; the availability and cost of land for future growth; conditions that could result in inventory write-downs or write-downs associated with investments in unconsolidated entities; the ability to recover our deferred tax assets; the availability of capital; uncertainties in the capital and securities markets; liquidity in the credit markets; changes in tax laws and their interpretation; effects of governmental legislation and regulation; the outcome of various legal proceedings; the availability of adequate insurance at reasonable cost; the impact of construction defect, product liability and home warranty claims, including the adequacy of self-insurance accruals, and the applicability and sufficiency of our insurance coverage; the ability of customers to obtain financing for the purchase of homes; the ability of home buyers to sell their existing homes; the ability of the participants in various joint ventures to honor their commitments; the availability and cost of labor and building and construction materials; the cost of raw materials; construction delays; domestic and international political events; weather conditions; and the anticipated benefits to be realized from the acquisition of Coleman Homes. For a more detailed discussion of these factors, see the information under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our most recent annual report on Form 10-K and our subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.
Any or all of the forward-looking statements included in this release are not guarantees of future performance and may turn out to be inaccurate. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	April 30, 2017	October 31, 2016
	(Unaudited)
ASSETS
Cash and cash equivalents	$691,266	$633,715
Restricted cash and investments	797	31,291
Inventory	7,602,695	7,353,967
Property, construction and office equipment, net	173,449	169,576
Receivables, prepaid expenses and other assets	536,514	582,758
Mortgage loans held for sale	89,485	248,601
Customer deposits held in escrow	74,493	53,057
Investments in unconsolidated entities	540,215	496,411
Deferred tax assets, net of valuation allowances	158,050	167,413
	$9,866,964	$9,736,789

LIABILITIES AND EQUITY
Liabilities:
Loans payable	$637,931	$871,079
Senior notes	2,993,882	2,694,372
Mortgage company loan facility	61,129	210,000
Customer deposits	387,940	309,099
Accounts payable	305,500	281,955
Accrued expenses	937,396	1,072,300
Income taxes payable	89,191	62,782
Total liabilities	5,412,969	5,501,587

Equity:
Stockholders’ Equity
Common stock	1,779	1,779
Additional paid-in capital	716,124	728,464
Retained earnings	4,159,300	3,977,297
Treasury stock, at cost	(426,116)	(474,912)
Accumulated other comprehensive loss	(2,999)	(3,336)
Total stockholders' equity	4,448,088	4,229,292
Noncontrolling interest	5,907	5,910
Total equity	4,453,995	4,235,202
	$9,866,964	$9,736,789

TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data and percentages)
(Unaudited)

	Six Months Ended April 30,				Three Months Ended April 30,
	2017		2016		2017		2016
	$	%	$	%	$	%	$	%
Revenues	$2,284,242		$2,044,123		$1,363,512		$1,115,557
Cost of revenues	1,810,443	79.3%	1,582,882	77.4%	1,077,441	79.0%	870,571	78.0%
Gross margin	473,799	20.7%	461,241	22.6%	286,071	21.0%	244,986	22.0%

Selling, general and administrative expenses	284,971	12.5%	250,136	12.2%	147,876	10.8%	128,340	11.5%
Income from operations	188,828	8.3%	211,105	10.3%	138,195	10.1%	116,646	10.5%

Other:
Income from unconsolidated entities	92,349		17,756		45,904		9,118
Other income - net	27,813		28,353		15,110		14,633
Income before income taxes	308,990		257,214		199,209		140,397
Income tax provision	113,936		94,980		74,571		51,343
Net income	$195,054		$162,234		$124,638		$89,054
Per share:
Basic earnings	$1.20		$0.95		$0.76		$0.53
Diluted earnings	$1.15		$0.91		$0.73		$0.51
Cash dividend declared	$0.08				$0.08
Weighted-average number of shares:
Basic	163,040		171,578		163,492		168,952
Diluted	170,910		179,403		171,403		176,414

Effective tax rate	36.9%		36.9%		37.4%		36.6%

TOLL BROTHERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
(Amounts in thousands)
(unaudited)

	Six Months Ended April 30,		Three Months Ended April 30,
	2017	2016	2017	2016
Impairment charges recognized:
Cost of sales - land owned/controlled for future communities	$1,982	$934	$1,321	$253
Cost of sales - operating communities	6,935	6,700	2,935	6,100
	$8,917	$7,634	$4,256	$6,353

Depreciation and amortization	$12,123	$11,029	$6,089	$5,302
Interest incurred	$85,310	$80,412	$43,536	$40,305
Interest expense:
Charged to cost of sales	$68,486	$67,745	$40,558	$35,722
Charged to other income - net	1,995	309	1,953	34
	$70,481	$68,054	$42,511	$35,756

Home sites controlled:
Owned	32,561	34,612
Optioned	14,031	10,827
	46,592	45,439

Inventory at April 30, 2017 and October 31, 2016 consisted of the following (amounts in thousands):

	April 30, 2017	October 31, 2016
Land and land development costs	$2,324,856	$2,497,603
Construction in progress	4,591,606	4,225,456
Sample homes	506,165	460,948
Land deposits and costs of future development	155,034	144,417
Other	25,034	25,543
	$7,602,695	$7,353,967

Toll Brothers operates in two segments: Traditional Home Building and Urban Infill ("City Living"). Within Traditional Home Building, Toll operates in five geographic segments:

North:	Connecticut, Illinois, Massachusetts, Michigan, Minnesota, New Jersey and New York

Mid-Atlantic:	Delaware, Maryland, Pennsylvania and Virginia

South:	Florida, North Carolina and Texas

West:	Arizona, Colorado, Idaho, Nevada, and Washington

California:	California

	Three Months Ended April 30,
	Units		$ (Millions)		Average Price Per Unit $
	2017	2016	2017	2016	2017	2016
HOME BUILDING REVENUES
North	277	235	$189.3	$165.7	$683,600	$705,000
Mid-Atlantic	367	300	226.5	186.6	617,100	622,000
South	274	239	195.1	192.5	712,100	805,200
West	441	288	302.7	188.4	686,400	654,100
California	248	216	373.3	328.4	1,505,300	1,520,500
Traditional Home Building	1,607	1,278	1,286.9	1,061.6	800,800	830,600
City Living	31	26	76.6	54.0	2,469,700	2,078,500
Total consolidated	1,638	1,304	$1,363.5	$1,115.6	$832,400	$855,500

CONTRACTS
North	408	327	$264.2	$230.4	$647,400	$704,500
Mid-Atlantic	563	502	346.9	308.6	616,200	614,800
South	406	367	294.1	266.0	724,500	724,700
West	703	466	438.2	340.6	623,400	730,900
California	388	275	594.1	408.5	1,531,200	1,485,500
Traditional Home Building	2,468	1,937	1,937.5	1,554.1	785,100	802,300
City Living	43	56	81.8	91.1	1,901,000	1,627,700
Total consolidated	2,511	1,993	$2,019.3	$1,645.2	$804,200	$825,500

BACKLOG
North	1,175	1,046	$793.7	$735.7	$675,500	$703,400
Mid-Atlantic	1,265	1,034	782.9	658.2	618,900	636,600
South	1,168	964	897.2	762.8	768,200	791,300
West	1,427	1,073	975.9	788.7	683,900	735,100
California	744	671	1,203.9	1,014.0	1,618,100	1,511,100
Traditional Home Building	5,779	4,788	4,653.6	3,959.4	805,300	827,000
City Living	239	152	347.3	232.7	1,453,000	1,530,700
Total consolidated	6,018	4,940	$5,000.9	$4,192.1	$831,000	$848,600

	Six Months Ended April 30,
	Units		$ (Millions)		Average Price Per Unit $
	2017	2016	2017	2016	2017	2016
HOME BUILDING REVENUES
North	486	415	$335.0	$286.5	$689,300	$690,400
Mid-Atlantic	664	579	410.5	356.4	618,200	615,500
South	464	437	337.3	339.3	726,900	776,400
West	776	490	513.8	325.6	662,100	664,500
California	403	375	593.1	545.3	1,471,700	1,454,100
Traditional Home Building	2,793	2,296	2,189.7	1,853.1	784,000	807,100
City Living	35	71	94.5	191.0	2,700,000	2,690,100
Total consolidated	2,828	2,367	$2,284.2	$2,044.1	$807,700	$863,600

CONTRACTS
North	684	571	$435.9	$403.0	$637,300	$705,800
Mid-Atlantic	943	802	583.5	495.7	618,800	618,100
South	672	577	498.1	432.9	741,200	750,300
West	1,055	747	684.4	540.8	648,700	724,000
California	614	437	929.3	661.6	1,513,500	1,514,000
Traditional Home Building	3,968	3,134	3,131.2	2,534.0	789,100	808,600
City Living	65	109	131.1	198.3	2,016,900	1,819,300
Total consolidated	4,033	3,243	$3,262.3	$2,732.3	$808,900	$842,500

Unconsolidated entities:

Information related to revenues and contracts of entities in which we have an interest for the three-month and six-month periods ended April 30, 2017 and 2016, and for backlog at April 30, 2017 and 2016 is as follows:

	Units		$ (Millions)		Average Price Per Unit $
	2017	2016	2017	2016	2017	2016
Three months ended April 30,
Revenues	56	21	$153.2	$21.5	$2,736,100	$1,022,100
Contracts	41	38	$36.5	$57.6	$889,600	$1,514,900

Six months ended April 30,
Revenues	143	40	$370.6	$37.5	$2,591,700	$937,600
Contracts	69	68	$79.9	$105.2	$1,158,400	$1,547,500

Backlog at April 30,	110	214	$180.8	$534.3	$1,643,600	$2,496,700

RECONCILIATION OF NON-GAAP MEASURES

This press release contains, and Company management’s discussion of the results presented in this press release may include, information about the Company’s Adjusted Gross Margin and the Company’s net debt-to-capital ratio.

These two measures are non-GAAP financial measures which are not calculated in accordance with generally accepted accounting principles (“GAAP”). These non-GAAP financial measures should not be considered a substitute for, or superior to, the comparable GAAP financial measures, and may be different from non-GAAP measures used by other companies in the homebuilding business.

The Company’s management considers these non-GAAP financial measures as we make operating and strategic decisions and evaluate our performance, including against other homebuilders that may use similar non-GAAP financial measures. The Company’s management believes these non-GAAP financial measures are useful to investors in understanding our operations and leverage and may be helpful in comparing the Company to other homebuilders to the extent they provide similar information.

Adjusted Gross Margin
The following table reconciles the Company’s gross margin as a percentage of revenues (calculated in accordance with GAAP) to the Company’s Adjusted Gross Margin (a non-GAAP financial measure). Adjusted Gross Margin is calculated as (i) gross margin plus interest recognized in cost of sales plus inventory write-downs divided by (ii) revenues.

Adjusted Gross Margin Reconciliation
(Amounts in thousands, except percentages)

		Three Months Ended April 30,		Three Months Ended January 31, 2017
		2017	2016
	Revenues	$1,363,512	$1,115,557	$920,730
	Cost of revenues	1,077,441	870,571	733,002
	Gross margin	286,071	244,986	187,728
Add:	Interest recognized in cost of sales	40,558	35,722	27,928
	Inventory write-downs	4,256	6,353	4,661
	Adjusted gross margin	$330,885	$287,061	$220,317

	Gross margin as a percentage of revenues	20.98%	21.96%	20.39%

	Adjusted Gross Margin	24.27%	25.73%	23.93%

The Company’s management believes Adjusted Gross Margin is a useful financial measure to investors because it allows them to evaluate the performance of our homebuilding operations without the often varying effects of capitalized interest costs and inventory impairments. The use of Adjusted Gross Margin also assists the Company’s management in assessing the profitability of our homebuilding operations and making strategic decisions regarding community location and product mix.

Forward-looking Adjusted Gross Margin
The Company has not provided projected third quarter and full year fiscal 2017 gross margin or a GAAP reconciliation for forward-looking Adjusted Gross Margin because such measure cannot be provided without unreasonable efforts on a forward-looking basis, since inventory write-downs are based on future activity and observation and therefore cannot be projected for the third quarter or the full fiscal year. The variability of these charges may have a potentially unpredictable, and potentially significant, impact on our third quarter and full year fiscal 2017 gross margin.

Net Debt-to-Capital Ratio
The following table reconciles the Company’s ratio of debt to capital (calculated in accordance with GAAP) to the Company’s net debt-to-capital ratio (a non-GAAP financial measure). The net debt-to-capital ratio is calculated as (i) total debt minus mortgage warehouse loans minus cash and cash equivalents divided by (ii) total debt minus mortgage warehouse loans minus cash and cash equivalents plus stockholders’ equity.

Net Debt-to-Capital Ratio Reconciliation
(Amounts in thousands, except percentages)

		April 30,		January 31
		2017	2016	2017
	Loans payable	$637,931	$711,293	$879,894
	Senior notes	2,993,882	2,692,061	2,695,524
	Mortgage company loan facility	61,129	100,000	57,040
	Total debt	3,692,942	3,503,354	3,632,458
	Total stockholders' equity	4,448,088	4,159,139	4,315,114
	Total capital	$8,141,030	$7,662,493	$7,947,572
	Ratio of debt-to-capital	45.4%	45.7%	45.7%

	Total debt	$3,692,942	$3,503,354	$3,632,458
Less:	Mortgage company loan facility	(61,129)	(100,000)	(57,040)
	Cash and cash equivalents	(691,266)	(423,178)	(373,469)
	Total net debt	2,940,547	2,980,176	3,201,949
	Total stockholders' equity	4,448,088	4,159,139	4,315,114
	Total net capital	$7,388,635	$7,139,315	$7,517,063
	Net debt-to-capital ratio	39.8%	41.7%	42.6%

The Company’s management uses the net debt-to-capital ratio as an indicator of its overall leverage and believes it is a useful financial measure to investors in understanding the leverage employed in the Company’s operations.
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